Exhibit 99.1
DOLLAR TREE, INC. APPOINTS DIANE RANDOLPH TO ITS BOARD OF DIRECTORS

CHESAPEAKE, Va.--August 16, 2023--Dollar Tree, Inc. (NASDAQ: DLTR) today announced that Diane Randolph has been appointed as a new independent director to the Company’s Board of Directors, effective August 15, 2023.

Ms. Randolph served for more than 12 years as Chief Information Officer for two leading retail organizations, including Ulta Beauty (NASDAQ: ULTA) and Reitmans Canada Limited (TSXV: RET). In September 2021, Ms. Randolph joined the Board of Directors of Shoe Carnival (NASDAQ: SCVL), one of the largest family footwear retailers, and is a member of the Nominating & Governance and the Compensation Committees. In February 2022 she was named to the Board of Directors of Flexe, Inc., a venture-backed private company that delivers technology-powered, omnichannel logistics programs. She served on the Board of Directors and Nominating & Governance Committee of Core-Mark Holding Company, Inc (NASDAQ: CORE) from January 2020 until its acquisition by the Performance Food Group Company (NYSE: PFGC) in September 2021. She has served on the Executive Committee of the National Retail Foundation CIO Council and on the Advisory Council of Chicago CIO. Her industry recognition includes Chain Store Age Most Influential Women in Tech 2015 and 2018.

“Diane joins our diverse and experienced Board of Directors at an exciting time in our transformation journey, and we look forward to the contributions she will make – particularly in the vital area of retail technology – as our momentum propels forward,” said Rick Dreiling, Chairman and CEO of Dollar Tree, Inc.

Ms. Randolph stated, “I’m pleased to be joining this talented Board of Directors, as I admire the devotion to customer service and delight that Dollar Tree and Family Dollar brands offer their customers. I look forward to sharing my perspectives and experience to help Dollar Tree and Family Dollar remain leading innovators in the retail marketplace.”

To learn more about the Dollar Tree Board of Directors, visit our website.

About Dollar Tree, Inc.

Dollar Tree, a Fortune 200 Company, operated 16,419 stores across 48 states and five Canadian provinces as of April 29, 2023. Stores operate under the brands of Dollar Tree, Family Dollar, and Dollar Tree Canada. To learn more about the Company, visit www.DollarTree.com.

CONTACTS:

Investors:
Robert LaFleur
SVP, Investor Relations
757-991-5645

Media:
Kristin Tetreault
SVP and Chief Communications Officer
757-910-6840

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